Exhibit 10

Summary of Employment Agreement between the Company and Steven H. Cardin

Effective October 1, 2016, the Company renewed its Employment Agreement with Mr. Cardin. The Agreement has an initial term of five years and provides an annual base salary equal to the maximum annual contribution to a Health Flexible Spending Arrangement ("FSA") and an annual bonus of no less than 20% of the Company's earnings before tax, payable, at Mr. Cardin's election, in either cash or common stock of the Company at then fair market value. The Company will match any contribution that Mr. Cardin makes to the Company's FSA.

The Employment Agreement also provides that, in the event the Company terminates Mr. Cardin's employment by reason of his permanent disability, the Company shall (1) pay Mr. Cardin a total sum, payable in 24 equal monthly installments, equal to 50% of the base salary to which he would have been entitled had he performed his duties for the Company for a period of two years after his termination, less the amount of any disability insurance benefits he receives under policies maintained by the Company for his benefit, and (2) continue to provide Mr. Cardin with all fringe benefits provided to him at the time of his permanent disability for a period of two years following such permanent disability.

The Employment Agreement also provides that, in the event the Company terminates Mr. Cardin's employment in breach of the agreement, or in the event that Mr. Cardin terminates his employment because his circumstances of employment shall have changed subsequent to a change in control, then the Company shall pay Mr. Cardin a lump sum payment equal to the sum of (1) twice Mr. Cardin's base salary during the 12-month period immediately preceding the termination of his employment, (2) the greater of (a) twice any annual bonus paid to or accrued with respect to Mr. Cardin by the Company during the fiscal year immediately preceding the fiscal year in which his employment shall have been terminated or (b) three times his base salary during the 12-month period immediately preceding the termination of his employment, and (3) any other compensation owed to Mr. Cardin at the time of his termination. The agreement also provides that the Company will indemnify Mr. Cardin against any special tax that may be imposed on him as a result of any such termination payment made by the Company pursuant to the agreement.

Under the Employment Agreement, a change in control is deemed to occur (1) if there is a change of one-third of the Board of Directors under certain conditions, (2) if there is a sale of all or substantially all of the Company's assets, (3) upon certain mergers or consolidations, (4) under certain circumstances if another person (or persons) acquires 20% or more of the outstanding voting shares of the Company, or (5) if any person except Mr. Cardin shall own or control half of such outstanding voting shares.